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                        [SP RAIL CORPORATION LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 17, 1996

     A Special Meeting of the stockholders of Southern Pacific Rail Corporation, a Delaware corporation ('SP'), will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, on January 17, 1996 at 10 a.m., local time, for the purpose of considering and voting upon the following:

          1. The approval and adoption of an Agreement and Plan of Merger, dated as of August 3, 1995 (the 'Merger Agreement'), by and among SP, Union Pacific Corporation ('UP'), Union Pacific Railroad Company, a wholly owned subsidiary of UP ('UPRR'), and UP Acquisition Corporation, a wholly owned subsidiary of UPRR, a copy of which is set forth as Annex B to the attached Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, among other things, (i) SP will be merged with and into UPRR, with UPRR as the surviving corporation, and (ii) each share of SP common stock, par value $.001 per share (the 'Common Stock' or the 'Shares'), will be converted into the right to receive, in accordance with the election to be filed by each stockholder, (a) $25.00 per Share in cash, without interest thereon,
     (b) .4065 shares of Union Pacific common stock, par value $2.50 per share, or (c) a combination thereof, all as more fully set forth in the Merger Agreement and described in the attached Joint Proxy Statement/Prospectus.

          2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on December 11, 1995 will be entitled to notice of, and to vote at, the Special Meeting.

     The Board of Directors has unanimously determined that the terms of the Merger are fair to, and in the best interests of, SP and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends approval and adoption thereof by the stockholders of SP.

     Whether or not you expect to attend the Special Meeting, you are urged to complete, sign and date the enclosed proxy card and mail it promptly in the accompanying postage prepaid envelope. If you later desire to revoke your proxy, you may do so at any time before the stockholder vote is taken by giving written notice of revocation to the Secretary of SP, by submitting a later dated proxy, or by voting in person at the Special Meeting.

                                       By Order of the Board of Directors

                                       /s/ T. F. O'Donnell

                                       T. F. O'Donnell
                                       Secretary